EXHIBIT 99.7

                         SUBSCRIPTION AGENT AGREEMENT

      This SUBSCRIPTION AGENT AGREEMENT (the "Agreement") is made and entered into as of ______ , 1997, by and between FIRST MONTAUK FINANCIAL CORP., a New Jersey corporation (the "Company"), and NORTH AMERICAN TRANSFER COMPANY, a New York corporation (the "Subscription Agent"), with reference to the following:

      A. The Company has filed with the Securities and Exchange Commission (the "Commission"), under the Securities Act of 1933, as amended, and the rules and regulations of the commission thereunder (collectively, the "1933 Act"), a Registration Statement on Form S-3, No. 333-30135 (in the form in which it first becomes effective under the 1933 Act, and as it may thereafter be amended, the "Registration Statement"), relating to the proposed distribution and offering (the "Rights Offering") by the Company of non-transferable subscription rights (the Rights") to holders of record ("Record Date Holders") of shares of common stock, no par value, of the Company (the "Common Stock") as of the close of business on ____________, 1997 (the "Record Date"), at a rate of one right for each share of Common Stock held on the Record Date.

      B. Holders of Rights ("Rights Holders") will be entitled to subscribe for one unit (a "Unit") for every three Rights (the "Basic Subscription Privilege") at a per Unit price of $0.45 (the "Subscription Price"),which price is set forth in the prospectus which forms a part of the Registration Statement (in the form in which the Registration Statement first becomes effective, and as thereafter amended or supplemented, the "Prospectus") by post-effective amendment to the Registration Statement. Each Unit consists of one Class A Redeemable Common Stock Purchase Warrant, one Class B Redeemable Common Stock Purchase Warrant and one Class C Redeemable Common Stock Purchase Warrant.

      C. Subject to allocation and possible reduction as set forth herein, Rights Holders will also be entitled (the "Oversubscription Privilege") to subscribe at the Subscription Price to purchase additional Units, if any, remaining after satisfaction of all subscriptions pursuant to the Basic Subscription Privilege (the "Excess Shares").

      D. The Company wishes the Subscription Agent to act on its behalf in connection with the Offering as set forth herein, and the Subscription Agent is willing so to act.


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      NOW THEREFORE, the parties hereby agree as follows:

      SECTION 1. APPOINTMENT OF SUBSCRIPTION AGENT. The Company hereby appoints the Subscription Agent to act as agent in accordance with the instructions set forth in this Agreement, and the Subscription Agent hereby accepts such appointment and agrees to take such actions as may be necessary to effectuate the terms of this Agreement.

      SECTION 2. DISTRIBUTION OF RIGHTS. The Company has authorized the distribution of the Rights and, following the effectiveness of the Registration Statement and the Record Date, will issue such Rights to Record Date Holders as contemplated by the Registration Statement and the Prospectus. The Company will promptly notify the Subscription Agent upon the effectiveness of the Registration Statement. The Subscription Agent in its capacity as transfer agent and registrar for the Common Stock (the "Transfer Agent"), will provide such assistance as the Company may require in order to effect the distribution of the Rights to Record Date Holders, including assistance in determining the number of rights to be distributed to each such Record Date Holder. The Subscription Agent will distribute the Prospectus, the subscription rights Certificates evidencing the Rights (the "Subscription rights Certificates"), the Instructions As to Use of Subscription rights Certificates (the "Instructions") and all other ancillary documents relating to the Offering to Record Date Holders. The subscription rights Certificates and the Instructions will be substantially in the forms attached hereto as Exhibits A and B, respectively.

      SECTION 3. OVERSUBSCRIPTION PRIVILEGE. If there are insufficient Excess Shares to satisfy all exercised Oversubscription Privileges, Excess Shares will be allocated among Rights Holders. Excess Shares will be allocated pro rata among those Rights Holders exercising the Oversubscription Privilege in proportion to the number of Units subscribed for pursuant to each such Rights Holders exercising the Oversubscription Privilege. To the extent that such pro rata allocation results in any Rights Holder being allocated a lesser number of Excess Shares than such Rights Holder subscribed for pursuant to the Oversubscription Privilege, then the excess funds paid by that Rights Holder as the Subscription Price for shares not issued will be returned without interest or deduction.

      SECTION 4.  SIGNATURE AND REGISTRATION.

            (a) The Subscription Rights Certificates will be executed on behalf of the Company by its President, Chairman of the Board or Chief Executive Officer and by its Secretary or an Assistant Secretary by facsimile signature. Any Subscription Rights Certificate may be signed on behalf of the Company by any person who, at the actual date of execution of such facsimile signature, is a proper officer of the Company to sign such Subscription Rights Certificate, even if at the date of the execution of this Agreement or the date of actual issuance of such certificate such person is not such an officer.

            (b) The Subscription Agent will keep or cause to be kept, at its principal offices in the State of New York, books for registration of the Rights issued hereunder. Such books will show the names and addresses of the respective Rights Holders and the number of


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Rights evidenced by each outstanding Subscription Rights Certificate.

            SECTION 5. DIVISION, COMBINATION AND EXCHANGE OF SUBSCRIPTION RIGHTS
                       CERTIFICATES; MUTILATED, DESTROYED, LOST OR STOLEN SUBSCRIPTION RIGHTS CERTIFICATES.

            (a) Subject to the provisions of Section 9 hereof, any Subscription Rights Certificate, or any two or more Subscription Rights Certificates may be divided, combined or exchanged for any number of Subscription Rights Certificates or for a single Subscription Rights Certificate of different denominations; provided however, that the aggregate number of Rights evidenced by the Subscription Rights Certificates so issued does not exceed the aggregate number of Rights evidenced by the Subscription Rights Certificate or Certificates surrendered in exchange therefor. No Subscription Rights Certificates evidencing fractional Rights will be issued upon division, combination or exchange of other Subscription Rights Certificates, and any instructions to divide, combine or exchange Subscription Rights Certificates that would result in the issuance of Subscription Rights Certificates evidencing fractional Rights are to be rejected.

            (b) Any Rights Holder desiring to divide, combine or exchange any Subscription Rights Certificate or Certificates must make such requests in writing to the Subscription Agent and surrender the Subscription Rights Certificate or Certificates to be divided, combined or exchanged to the Subscription Agent. Thereupon the Subscription Agent will deliver to the person entitled thereto a Subscription Rights Certificate or Certificates, as the case may be, as so requested. In all cases of requests by an attorney-in-fact, the original power of attorney duly approved, or a copy thereof, duly certified, must be deposited and remain with the Subscription Agent. In case of requests by executors, administrators, guardians or other legal representatives, duly authenticated evidence of their authority satisfactory to the Subscription Agent must be produced and may be required to be deposited and to remain with the Subscription Agent in its discretion. The Company may require payment of a sum sufficient to cover any tax or governmental charge that may be imposed in connection with any division, combination or exchange of Subscription Rights Certificates.

            (c) Upon receipt by the Company and the Subscription Agent of evidence reasonably satisfactory to them of the loss, theft, destruction or mutilation of a Subscription Rights Certificate, and in case of loss, theft or destruction, of indemnity and/or security satisfactory to them, in their sole discretion, and reimbursement to the Company and the Subscription Agent of all reasonable expenses incidental thereto, and upon surrender and cancellation of the Subscription Rights Certificate, if mutilated, the Subscription Agent will make and deliver a new Subscription Rights Certificate of like tenor to the registered Rights Holder in lieu of the Subscription Rights Certificate so lost, stolen, destroyed or mutilated. If required by the Company or the Subscription Agent, an indemnity bond must be sufficient in the judgment of each party to protect the Company, the Subscription Agent of any agent thereof from any loss which any of them may suffer if a lost, stolen, destroyed or mutilated Subscription Rights Certificate is replaced.


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      SECTION 6. SUBSEQUENT ISSUE OF SUBSCRIPTION RIGHTS CERTIFICATES.
Subsequent to the original issuance of the Subscription Rights Certificates, no Subscription Rights Certificates will be issued except as provided herein.

      SECTION 7. EXERCISE OF RIGHTS; EXERCISE PRICE; EXPIRATION DATE.

            (a) A Rights Holder may exercise Rights held by such Rights Holder by properly completing, signing and delivering the Subscription Rights Certificate representing such Rights, with any required signature guarantees, together with payment in full of the Subscription Price for the aggregate number of Units subscribed for pursuant to such Rights Holder's exercise of the Basic Subscription Privilege and the Oversubscription Privilege, before any proration or reduction with respect to the Oversubscription Privilege. A Rights Holder may also exercise Basic Subscription Privileges by complying with the procedures described in Section 7(f), below, with respect to DTC Exercised Rights (as hereinafter defined). Except as provided in Sections 7(d) and 7(f), below, and subject to Section 12(b), below, Subscription Rights Certificates and payment of the Subscription Price must be received by the Subscription Agent before 5:00 p.m. New York City time, on __________, 1997, or such later time and date to which the Rights may be extended by the Company at its option (the "Expiration Time"), and a Right will not be deemed exercised until the Subscription Agent receives both payment of the Subscription Price and a duly executed Subscription Rights Certificate (or until the Guaranteed Delivery Procedures set forth in
Section 7(d), below, have been complied with). A Rights Holder's Oversubscription Privilege must be exercised concurrently with such Rights Holder's Basic Subscription Privilege, except for DTC Exercised Rights, as described in Section 7(f), below. Once a Rights Holder has exercised a Right, such exercise may not be revoked. The Rights will expire at the Expiration Time. The Company may notify the Subscription Agent either orally or in writing of any extension of the Expiration Time. If the Company gives an oral notice of an extension, it will confirm such extension in writing.

            (b) Unless a Subscription Rights Certificate (i) provides that the Units to be issued pursuant to the exercise of Rights represented thereby are to be registered in the name of and delivered to the registered holder of such Subscription Rights Certificate, or (ii) is submitted for the account of a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. (the "NASD"), or a commercial bank or trust company having an office or correspondent in the United States (each, an "Eligible Institution"), signatures on such Subscription Rights Certificate must be guaranteed by an Eligible Guarantor Institution, as defined in Rule 17Ad-15(a)(2) of the 1933 Act.

            (c) The Subscription Price will be payable in United States dollars
(i) by personal check, certified check or cashier's check drawn upon a United States bank, or postal, telegraphic or express money order, payable to the order of the Subscription Agent, or (ii) by wire transfer of funds to the Bank, ABA No. ______________, Account No. _____________. The Subscription Price will be deemed to have been received by the Subscription Agent only upon (i) clearance of any uncertified check, (ii) receipt by the Subscription Agent of any certified check or cashier's check drawn upon a United States bank, or of any postal, telegraphic


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or express money order, or (iii) receipt of collected funds in the Subscription
Agent's account designated above, in payment of the Subscription Price.

            (d) If a Rights Holder wishes to exercise Rights, but time will not permit such Rights Holder to cause the Subscription Rights Certificate or Certificates evidencing such Rights to reach the Subscription Agent at or prior to the Expiration Time, such Rights may nevertheless be exercised if all of the following conditions (the "Guaranteed Delivery Procedures") are met:

                  (i) Such Rights Holder has caused payment in full of the Subscription Price for the aggregate number of Units subscribed for pursuant to such Rights Holder's exercise of the Basic Subscription Privilege and the Oversubscription Privilege, before any proration or reduction with respect to the Oversubscription Privilege, to be received as set forth in Section 7(c), above, by the Subscription Agent at or before the Expiration Time:

                  (ii) The Subscription Agent receives, at or prior to the Expiration Time, a guarantee notice (the "Notice of Guaranteed Delivery"), substantially in the form distributed with the Subscription Rights Certificates, from an Eligible Institution, stating the name of the exercising Rights Holder, the number or Rights represented by the Subscription Rights Certificate or Certificates held by such exercising Rights Holder, the number of Units being subscribed for pursuant to Basic Subscription privilege and the number of Units, if any, being subscribed for pursuant to the Oversubscription Privilege, and guaranteeing the delivery to the Subscription Agent of the Subscription Rights Certificate or Certificates evidencing such Rights within three trading days following the date of the Notice of Guaranteed Delivery; and

                  (iii) The properly completed Subscription Rights Certificate or Certificates evidencing the Rights being exercised, with any required signatures guarantee, are received by the Subscription Agent within three trading days following the date of the Notice of Guaranteed Delivery relating thereto. The Notice of Guaranteed Delivery may be delivered to the Subscription Agent in the same manner as Subscription Rights Certificates, or may be transmitted to the Subscription Agent by facsimile transmission (telecopy No. (516) 379-8525).

            (e) If a Subscription Rights Certificate does not indicate the number of Units subscribed for or if the Subscription Price payment forwarded to the Subscription Agent is insufficient to purchase the number of Units subscribed for, the Rights Holder will be deemed to have exercised the Basic Subscription Privilege with respect to the maximum number of whole Units that may be subscribed for based on the Subscription Price delivered to the Subscription Agent and, to the extent that the payment delivered by such Rights Holder exceeds the product of the Subscription Price multiplied by the number of Rights evidenced by the Subscription Rights Certificates delivered by the Rights Holder (such excess being the "Subscription Excess"), the Rights Holder will be deemed to have exercised the Oversubscription Privilege to purchase, to the extent available, that number of whole Excess Shares equal to the quotient obtained by


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


dividing the Subscription Excess by the Subscription Price. If a Rights Holder (other than a Qualified Financial Institution) exercises an Oversubscription Privilege without exercising its Basic Subscription Privilege in full, such Rights Holder will be deemed to have exercised such Basic Subscription Privilege to the fullest possible extent, and the Oversubscription Privilege will be deemed exercised only to the extent of payments received from such Rights Holder in excess of the aggregate Subscription Price applicable to such deemed Basic Subscription Privilege exercise.

            (f) The exercise of the Basis Subscription Privilege (but not the Oversubscription Privilege) may be effected through the facilities of the Depository Trust Company, (Rights so exercised are referred to as "DTC Exercised Rights"). A holder of DTC Exercised Rights may exercise the Oversubscription Privilege in respect thereof by properly executing and delivering to the Subscription Agent, at or before the Expiration Time, a DTC Participant Oversubscription Exercise Form (substantially in the form attached hereto as Exhibit C), together with payment of the appropriate Subscription Price for the number of Units for which the Oversubscription Privilege is to be exercised, before any proration or reduction.

            (g) The Subscription Agent will pay to credit to the account of, or otherwise transfer to the Company all funds received by the Subscription Agent in payment of the Subscription Price for Units subscribed for pursuant to the Basic Subscription Privilege as soon as practicable following receipt thereof and of all related documents.

            (h) Funds received by the Subscription Agent in payment of the Subscription Price for Excess Shares subscribed for pursuant to the Oversubscription Privilege will be held in a segregated account pending issuance of such Excess Shares. The Subscription Agent will pay to, credit to the account of, or otherwise, transfer to the Company all funds received in payment of the Subscription Price pursuant to the Oversubscription Privilege, as soon as practicable following the Expiration Time and allocation of Excess Shares for purchase pursuant to the Oversubscription Privilege.

      SECTION 8.  DELIVERY OF STOCK CERTIFICATES; REFUNDS.

      The Subscription Agent will, on each business day commencing _________________, 1997, and ending on the second business day immediately following the Expiration Time, furnish the Transfer Agent with such information as the Transfer Agent may reasonably require, and in such form as the Transfer Agent may reasonably request, to allow the Transfer Agent to issue certificates representing all Units to be issued pursuant to Basic Subscription Privileges exercised on the previous business day and will, as soon as practicable following the Expiration Time and allocation of Excess Shares for purchase pursuant to the Oversubscription Privilege and as requested by the Transfer Agent, furnish the Transfer Agent, to allow the Transfer Agent with such information as the Transfer Agent may reasonably require, and in such form as the Transfer Agent may reasonably request, to allow the Transfer Agent to issue certificates evidencing any Excess Shares purchased pursuant to Oversubscription Privileges. Unless the Subscription Rights Certificate provides otherwise, certificates for Units purchased pursuant to


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the exercise of Rights will be registered in the name of the Rights Holder exercising such Rights. Any refund, without interest, of the Subscription Price for Excess Shares subscribed for but not sold due to proration or otherwise will be mailed or delivered by the Subscription Agent to the Rights Holder to whom such refund is due as soon as practicable after the Expiration Time.

      SECTION 9. FRACTIONAL RIGHTS AND SHARES. No fractional Rights or cash in lieu thereof will be issued or paid. All questions as to the validity and eligibility of any rounding of fractional Rights (including, without limitation, in connection with the surrender by Qualified Financial Institution of a Subscription Rights Certificate, as set forth in Section 5(a) hereof) will be determined by the Company in its sole discretion and its determination will be final and binding.

      SECTION 10. NON-TRANSFERABILITY OF RIGHTS. No Rights Holder may transfer any Rights.

      SECTION 11. FOREIGN AND CERTAIN OTHER STOCKHOLDERS. Subscription Rights Certificates will not be mailed to Rights Holders whose registered addresses are outside the United States (collectively, "Foreign Record Date Holders"). Subscription Rights Certificates evidencing Rights otherwise distributable to Foreign Record Date Holders will be delivered to the Subscription Agent, which will hold such Subscription Rights Certificates for the account of such Foreign Record Date Holders and upon notice from such Foreign Record Date Holders and the written consent of the Company will allow the exercise of the Rights by such Foreign Record Date Holders. To so exercise their Rights, Foreign Record Date Holders must notify the Subscription Agent not later than 11:00 a.m., New York City time, ________________, 1997.

      SECTION 12.  AMENDMENT AND WAIVERS; TERMINATION.

            (a) The Company reserves the right to extend the Expiration Time, and to amend the terms and conditions of the Offering, whether the amended terms are more or less favorable to Rights Holders.

            (b) All questions as to the validity, form, eligibility (including time of receipt and record ownership) and acceptance of any exercise of Rights will be determined by the Company, in its sole discretion, and Company reserves the right to reject any exercise that is not in accordance with the terms of the Rights Offering or is not in proper form, or if the acceptance thereof or the issuance of Units pursuant thereto could be deemed unlawful. The Company also reserves the right to waive any deficiency or irregularity (including, without limitation, any deficiency with respect to time of receipt of a Subscription Rights Certificate or the Subscription Price for all Units subscribed for pursuant thereto) or to permit a defect or irregularity to be corrected within such time as it may determine. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as the Company determines in its sole discretion. Neither the Company nor the Subscription Agent will be under any duty to give notification of any defect or irregularity in connection with the submission of Subscription Rights Certificates or incur any liability for failure to give such notification.


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            (c) The Subscription Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from the Chairman of the board, President an Chief Executive Officer. any Vice President (including any Senior or Executive Vice President), the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Company, or any other person designated by any of them and to apply to such officers for advice or instructions in connection with its duties and it will not be liable for any action taken or suffered to be taken by it in good faith in accordance with the instructions of any such officer.

      SECTION 12.  AMENDMENTS AND WAIVERS; TERMINATION.

            (a) The Company reserves the right to extend the Expiration Time, and to amend the terms and conditions of the Offering, whether the amended terms are more or less favorable to Rights Holders.

            (b) All questions as to the validity, form, eligibility (including time of receipt and record ownership) and acceptance of any exercise of Rights will be determined by the Company, in its sole discretion, and company reserves the right to reject any exercise that is not in accordance with the terms of the Rights Offering or is not in proper form, or if the acceptance thereof or the issuance of Units pursuant thereto could be deemed unlawful. The Company also reserves the right to waive any deficiency or irregularity (including, without limitation, any deficiency with respect to time of receipt of a Subscription Rights Certificate or the Subscription Price for all Units subscribed for pursuant thereto) or to permit a defect or irregularity to be corrected within such time as it may determine. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as the Company determines in its sole discretion. Neither the Company nor the Subscription Agent will be under any duty to give notification of any defect or irregularity in connection with the submission of Subscription Rights Certificates or incur any liability for failure to give such notification.

            (c) The Subscription Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from the Chairman of the Board, President and Chief Executive Officer, any Vice President (including any Senior or Executive Vice President), the Treasurer, any Assistant Treasurer, the Secretary of any Assistant Secretary of the Company, or any other person designated by any of them and to apply to such officers for advice or instructions in connection with its duties and it will not be liable for any action taken or suffered to be taken by it in good faith in accordance with the instructions of any such officer.

      SECTION 13. REPORTS. The Subscription Agent will notify the Company and its designated representatives by telephone each business day during the period commencing on __________, 1997 and ending at the Expiration Time (and in the case of deliveries pursuant to the Guaranteed Delivery Procedure, the period ending three trading days after the Expiration Time), which notice will thereafter be confirmed in writing of (i) the number of rights exercised


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each day, (ii) the number of Units subscribed for pursuant to the Basic
Subscription Privilege each day and the number of Units for which payment has been received, (iii) the number of Units subscribed for pursuant to the Oversubscription Privilege each day and the number of such Units for which payment has been received, (iv) the number of Rights exercised pursuant to the Guaranteed Delivery Procedure each day, (v) the number of Rights for which defective Subscription Rights Certificates have been received each day, (vi) the number of Units subscribed for in respect of which Rights Holders have designated a broker-dealer as a soliciting Dealer (a "Soliciting Dealer") and
(vii) cumulative totals with respect to the information set forth in each of the clauses (i) through (vi) above. At or before 5:00 p.m., New York City time, on the first trading day following the Expiration Time the Subscription Agent will certify in writing to the Company the cumulative totals through the Expiration Time with respect to the information set forth in clauses (i) through (vi) above. The Subscription Agent will provide the Company and its designated representatives which the information compiled pursuant to this Section 13 and any Subscription Rights Certificates or other documents or date from which such information derived, as any of them may request. The Subscription Agent hereby represents, warrants and agrees that the information contained in each notification referred to in this Section 13 will be accurate in all material respects.

      SECTION 14. PAYMENT OF TAXES. The Company will pay when due all documentary, stamp and other taxes, if any, that may be payable with respect to the issuance or delivery of any Rights or the issuance of any Units upon the exercise of Rights.

      SECTION 15. CANCELLATION AND DESTRUCTION OF SUBSCRIPTION RIGHTS CERTIFICATES. All Subscription Rights Certificates surrendered for the purpose of exercise, exchange or substitution will be canceled by the Subscription Agent, and no Subscription Rights Certificates will be issued in lieu thereof, except as expressly permitted by this Agreement. The Subscription Agent will either deliver all canceled Subscription Rights Certificates to the Company or, at the written request of the Company, destroy such canceled Subscription Rights Certificates, and in such case will deliver a certificate of destruction thereof to the Company.

      SECTION 16. NO SOLICITING DEALER FEES The Company will not pay any fees to any dealer in connection with this Rights Offering.

      SECTION 17.  FEES OF THE SUBSCRIPTION AGENT:  INDEMNIFICATION.

            (a) The Company agrees to pay to the Subscription Agent compensation in accordance with the fee schedule attached hereto as Exhibit A for all services rendered by it hereunder and, from time to time its reasonable expenses and other disbursements incurred in the administration and execution of this Agreement and the exercise and performance of its duties hereunder.

            (b) The Company hereby covenants and agrees to indemnify and to hold the Subscription Agent harmless against any losses, claims, damages, liabilities, costs and expenses (including reasonable fees and disbursements of legal counsel) which the Subscription Agent may


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incur or become subject to arising from or out of any claims or liability resulting from actions taken as Subscription Agent pursuant to this Agreement; provided, however, that such covenant and agreement does not extend to, and the Subscription Agent will not be indemnified or held harmless with respect to such losses, claims, damages, liabilities, costs and expenses incurred or suffered by the Subscription Agent as a result, or arising out, of the Subscription Agent's negligence, misconduct, bad faith or breach of this Agreement. In connection therewith, (i) in no case will the Company be liable with respect to any claim against the Subscription Agent unless the Subscription Agent notifies the Company in writing of the assertion of a claim against it or of any action commenced against it promptly after the Subscription Agent has notice of any such assertion of a claim or has been served with the summons or other first legal process giving information as to the nature and basis of the claim; (ii) the Company will be entitled to participate at its own expense in the defense of any suit brought to enforce any such claim and if the Company so elects, it will assume the defense of any such suits, in which event the Company will not thereafter be liable for the fees and expenses of any additional counsel that the Subscription Agent may retain so long as the Company retains counsel satisfactory to the Subscription Agent, in the exercise of the Subscription Agent's reasonable judgment, to defend such suit; and (iii) the Subscription Agent agrees not to settle any litigation in connection with any claim or liability with respect to which it may seek indemnification from the Company without the prior written consent of the Company.

            (c) The Subscription Agent will be protected and will incur no liability for or with respect to any action taken, suffered or omitted by it without negligence and in good faith in connection with its administration of this Agreement in reliance upon any Subscription Rights Certificate, instrument of assignment or transfer, power of attorney, endorsement, affidavit letter, notice, direction, consent, certificate, statement or other paper or document reasonably believed by it to be genuine and to be signed, executed and, where necessary, verified or acknowledged by the proper person or persons.

      SECTION 18. CONCERNING THE SUBSCRIPTION AGENT. The Subscription Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions:

            (a) The Subscription Agent will have no responsibility with respect to the validity of this Agreement or the execution and delivery hereof (except the due execution and delivery hereof by the Subscription Agent), or with respect to the validity or execution of any Subscription Rights Certificate.

            (b) Nothing herein precludes the Subscription Agent from acting in any other capacity for the Company.

            (c) From the date hereof to the Expiration Time, the Subscription Agent agrees not to and not permit any affiliate to, sell or purchase any Common Stock, or establish any short or long position with respect thereto, for its own account or the account of any affiliate of the Subscription Agent.


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      SECTION 19. CERTAIN TAX MATTERS.

            (a) The Subscription Agent will comply with the information reporting and backup withholding requirements of the Internal Revenue Code of 1986, as amended (the "Code"), including without limitation, where appropriate, on a timely basis filing with the Internal Revenue Service and furnishing to Rights Holder duly completed Forms 1099B. The Subscription Agent will also collect and duly preserve Forms W-8 and W-9 and other forms or information necessary to comply with the backup withholding requirement of the Code.

            (b) The Subscription Agent will withhold from payments made to Rights Holders amounts sufficient to comply with the backup withholding requirements of the Code.

      SECTION 20. NOTICES TO THE COMPANY, RIGHTS HOLDERS AND SUBSCRIPTION AGENT. All notices and other communication provided for or permitted hereunder are to be made by hand delivery prepaid first-class mail, telex or telecopier:

            (a)   If to the Company, to:

            First Montauk Financial Corp.
            Parkway 109 Office Center
            328 Newman Springs Road
            Red Bank, New Jersey  07701
            Attention: Robert I. Rabinowitz, Esq.
            Telephone: (908) 842-4700
            Telecopy: (908) 842-9047

            (b) If to the Subscription Agent, to:

            North American Transfer Company
            147 West Merrick Road
            Freeport, New York 11520
            Attention: Ms. Mildred Rostolder
            Telephone: (516) 379-8501
            Telecopy: (516) 379-8525

            (c) if to a Rights Holder, to the address shown on the registry books of the Company.

      All such notices and communications will be deemed to have been duly given when delivered by hand, if personally delivered; two business days after being deposited in the mail, postage prepaid, if mailed as aforesaid; when answered back, it telexed; and when receipt is acknowledged, if telecopied.


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      SECTION 21. SUPPLEMENTS AND AMENDMENTS. The Company and the Subscription
Agent may from time to time supplement or amend this Agreement without the approval of any Rights Holders.

      SECTION 22. SUCCESSORS. All the covenants and provisions of the Agreement by or for the benefit of the Company or the Subscription Agent will bind and inure to the benefit of their respective successors and assigns hereunder.

      SECTION 23. GOVERNING LAW. This Agreement will be deemed to be a contract made under the laws of the State of New York and for all purposes is to be construed in accordance with the internal laws of said State.

      SECTION 24. BENEFITS OF THIS AGREEMENT. Nothing in this Agreement is to be construed to give any person or corporation other than the Company, the Subscription Agent and the Rights Holders any legal or equitable right, remedy or claim under this Agreement; but this Agreement is for the sole and exclusive benefit of the Company, the Subscription Agent an the Rights Holders.

      SECTION 25. COUNTERPARTS. This Agreement may be executed in any number of counterparts and each of such counterparts will for all purposes be deemed to be an original but all such counterparts will together constitute one and the same instrument.

      SECTION 26. DESCRIPTIVE HEADINGS. Descriptive headings of the several Sections of this Agreement are inserted for convenience only and do not control or affect the meaning or construction of any of the provision hereof.

      IN WITNESS WHEREOF each of the parties hereto has caused this Agreement to be duly executed as of the date first above written.

                              FIRST MONTAUK FINANCIAL CORP.

                              By:_____________________________
                                   Name:
                                   Title:


                              NORTH AMERICAN TRANSFER COMPANY

                              By:_____________________________
                                   Name:
                                   Title:

                                                                       Exhibit A


The company will pay a fee of $5,000 to the Subscription Agent, such fee to be payable within 30 days following the Expiration Time.